Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FOURTH QUARTER NET ASSET VALUE

HOUSTON, TX – March 19, 2012 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of December 31, 2011, of $38.1 million, a decrease of $0.8 million since September 30, 2011. Net assets per share decreased to $3.61 as of December 31, 2011 from $3.69 as of September 30, 2011. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
Net assets	$38,148	$38,970	$41,432	$36,333	$38,051
Shares outstanding	10,562	10,562	10,562	8,862	8,862
Net assets per share	$3.61	$3.69	$3.92	$4.10	$4.29

The changes in net asset value resulted principally from changes in the fair values of the following portfolio holdings:

•         ConGlobal Industries Holding, Inc. (“ConGlobal”). The Fund made its initial investment in the debt and equity of ConGlobal in 1997, and subsequently restructured its loan in 2003, 2004, and most recently in 2009. ConGlobal operates 22 container repair and storage depots located near shipping ports across the United States, Mexico, and Costa Rica, catering to major shipping, leasing, and freight movement companies around the world. The company has national storage capacity of over 600 acres and its network of maintenance depots currently handles over 6,500 containers per week and can accommodate 175,000 TEU's (twenty-foot equivalent unit).

ConGlobal’s EBITDA has declined by approximately 58% since 2010. As a result of the decline in EBITDA, the fair value of this investment declined from $8.4 million as of December 31, 2010 and $5.9 million as of September 30, 2011 to $5.7 million as of December 31, 2011. This figure does not include accrued but unpaid interest receivable from ConGlobal of $1.7 million as of December 31, 2011.

•         Spectrum Management, LLC (“Spectrum”). The Fund made its initial investment in Spectrum in 1999. Spectrum uses proprietary electronic tracking equipment and software, and a full suite of custom services to help client organizations, mainly financial institutions, protect or recover high-value merchandise and cash. Spectrum markets its services under the brand name Electronic Tracking Systems or ETS. The company specializes in assisting communities and law enforcement in recovery of stolen property.

Spectrum’s EBITDA has declined by almost 59% between 2010 and 2011 which, combined with other negative factors, resulted in the application of a liquidation approach for valuation purposes, which has resulted in a decrease in the fair value of this investment from $1.4 million as of December 31, 2010 and $1.0 million as of September 30, 2011 to $0.3 million as of December 31, 2011.

•         Sovereign Business Forms, Inc. (“Sovereign”). The Fund made its initial investment in Sovereign in 1996. Sovereign operates five manufacturing plants with a combined market reach covering much of the central and eastern United States, Texas and Louisiana. Business forms are typically custom forms sold to distributors which resell the forms to the end-users and include snap-out forms, continuous forms, laser cut sheets and sales/log books. Typical uses of these forms include bank checks, insurance contracts, auto parts and healthcare form/label combinations, and are utilized by banks, insurance companies, auto dealerships and healthcare companies. These types of products account for approximately 95% of the company’s historical revenue. The principals of Sovereign have been with the company since inception in 1996 and have extensive experience in the industry. Sovereign focuses its business on “short run” forms which are less than 150,000 per order. Sovereign management estimates the average order is $600, which equates to approximately 50,000 orders per year or 27 orders per day per location (six locations). These jobs typically have a quick turnaround of less than 48 hours and allow Sovereign to focus its sales efforts on service in a price-sensitive industry. Sovereign management also believes it is advantaged with numerous locations and can manage work flow by shifting orders to facilities that have excess capacity and drop-shipping directly to customers. There are few significant customers in the business with the top five customers accounting for approximately 10% of historical revenue.

The fair value of this investment increased from $6.6 million as of December 31, 2010 and $6.7 million as of September 30, 2011 to $6.9 million as of December 31, 2011 due to improved operating performance and debt reduction during the year.

•         Orco Germany, S.A. (“Orco Germany”). In May 2011, the Fund acquired 8,890 4% bonds due May 2012 (“Bonds”) issued by Orco Germany, a commercial and multi-family residential real estate holding company and developer based in Berlin. Equus also received $1.6 million in cash from the selling bondholders. The consideration provided to the selling bondholders consisted of an aggregate of 1,700,000 newly issued shares of common stock of the Fund. On January 12, 2012, Orco Germany announced that a meeting of its bondholders would be held January 27, 2012 to approve the conversion to equity of the Bonds into ordinary shares of Orco Property Group S.A. (“OPG”), the parent corporation of Orco Germany. On January 27, 2012, holders of greater than a two-thirds majority of all 148,077 Bonds approved a conversion of the Bonds into “bonds convertible into shares” (Obligations Convertibles en Actions – “OCA”). The OCA will convert into an initial tranche of an aggregate of 19,250,000 OPG shares, which shares are not tradable until April 12, 2012. The shares of OPG are traded principally on the NYSE Euronext under the ISIN LU0122624777. OPG is a commercial and multi-family residential real estate holding company and developer headquartered in Paris that owns a variety of hotels, office buildings, apartment complexes, condominiums, and vacant land in Luxembourg, Poland, the Czech Republic, Slovakia, Croatia, Hungary, and Russia. As

the Fund holds 6% of the total Bonds issued, Equus would expect to receive approximately 1,155,700 OPG shares in this initial tranche. As of the date of this release, Equus has not yet received these OPG shares. Equus and the other Orco Germany bondholders (collectively, the “Bondholders”) are also entitled to receive a second payment, the nature of which is dependent upon OPG’s ability to convert certain of its own bonds into equity by April 12, 2012. If such OPG bonds are so converted, the Bondholders would receive an additional tranche of 7,996,158 OPG shares. Of this amount, the Fund expects to receive 6%, or 480,060 additional OPG shares. If the OPG bonds are not converted, OPG may elect to pay the Bondholders an aggregate of €50.0 million in cash or, failing such election, the Bondholders would receive, at their option, either: (i) the 7,996,158 additional OPG shares noted above, or (ii) 55% of the outstanding ordinary shares of Orco Germany. Although uncertainty exists regarding both the timing and consideration of the second tranche, the Fund believes the most likely scenario is for Equus to receive the 480,060 additional OPG shares.

The fair value of the Bonds held by the Fund increased from $5.4 million as of September 30, 2011 to $5.7 million as of December 31, 2011. This was the result of the application of a valuation methodology from a variety of valuation approaches in consultation with a third party valuation expert.

The Fund has formed Equus Energy Fund, L.P., a Delaware limited partnership focused on making investments in companies in the energy sector, with particular emphasis on oil & gas properties and services. Equus Energy Fund, L.P. is intended to be managed by Equus Energy, LLC, a wholly-owned subsidiary of the Fund which also will serve as the general partner.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.